SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 24, 2009

deCODE genetics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30469	04-3326704
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Sturlugata 8, IS-101 Reykjavik, Iceland

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +354-570-1900

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.              Entry into A Material Definitive Agreement

(a)           On September 25, 2009, the secured promissory note dated September 11, 2009, among deCODE genetics, Inc., MediChem Life Sciences, Inc., deCODE Biostructures, Inc. and Saga Investments LLC was amended to increase the principal amount thereof to $1,870,000.  All other terms of such note, which is further described in the Current Report on Form 8-K filed by deCODE genetics, Inc. on September 17, 2009, remain in place.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.05.              Costs Associated with Exit or Disposal Activities

(a)           On September 24, 2009, in order to conserve its financial resources, deCODE genetics, Inc. (“deCODE”) committed to the closing of its facility in Woodridge, Illinois.    As part of the closure, deCODE eliminated approximately 60 positions, effective principally from September 25, 2009.  Remaining operations are expected to cease as soon as practical.

(b)           deCODE estimates that it in connection with the closure of, and winding down of operations at, the facility, it will incur cash expenditures of approximately $580,000 in employee-related costs, $150,000 in chemical disposal costs, $150,000 in utility costs,  and $460,000 in contract termination fees.

(c)           deCODE estimates that it will incur a total of approximately $1,500,000 in cash expenditures connection with the closure of the facility and the winding down of operations.

(d)           Closure of the Woodridge facility has resulted in a default by deCODE’s subsidiary, deCODE Chemistry, Inc., under its lease for the facility and the draw by the landlord under such lease on the $5,000,000 letter of credit securing the lease.  The amount of additional charges that deCODE may incur under generally accepted accounting principles in connection with such default and draw will depend, in part, on actions to be taken by the landlord under the lease.  Accordingly, deCODE cannot at this time estimate the total charges.  However, it does not expect that the total cost will result in future cash expenditures other than those set forth above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

deCODE genetics, Inc.

By:	/s/ KARI STEFANSSON
Kari Stefansson
President and Chief Executive Officer

Dated: September 30, 2009